FIFTH AMENDMENT TO
AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This Fifth Amendment to Amended and Restated Revolving Credit Agreement (this “Amendment”) is entered into as of June 17, 2009, by and among the financial institutions from time to time signatory to the Credit Agreement (as defined below) (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), Arranger, Syndication Agent and Documentation Agent, and Rackspace US, Inc., a Delaware corporation (“Borrower”).

RECITALS

Borrower, Agent and the Lenders are parties to that certain Amended and Restated Revolving Credit Agreement dated as of August 31, 2007, as amended from time to time (the “Credit Agreement”).  The parties desire to amend the Credit Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. The following defined terms in Section 1.1 of the Credit Agreement are hereby added or amended and restated in their entirety to read as follows:

““Advance(s)” shall mean, as the context may indicate, a borrowing requested by the Borrower, and made by the Revolving Credit Lenders under Section 2.1 hereof or the Swing Line Lender under Section 2.5 hereof, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 or 2.5 hereof, and any advance deemed to have been made in respect of a Letter of Credit under Section 3.6(a) hereof, and shall include, as applicable, a Eurodollar-based Advance, a Eurocurrency-based Advance and a Base Rate Advance.”

““Agent’s Correspondent” shall mean for Eurodollar-based Advances or Eurocurrency-based Advances, Agent’s Grand Cayman Branch (or for the account of said branch office, at Agent’s main office in Detroit, Michigan, United States).”

““Alternate Currency” shall mean, subject to availability and the terms and conditions of this Agreement, (a) Euros, (b) Pounds Sterling and (c) any other freely convertible foreign currency which Borrower requests the Agent to include as an Alternate Currency hereunder and which is agreed to in writing by Agent and each of the Revolving Credit Lenders.”

““Alternate Currency Advance” shall mean any Advance that is denominated in an Alternate Currency.”

““Alternate Currency Sublimit” shall mean a sublimit under the Revolving Credit for Alternate Currency Advances in an aggregate amount equal to Seventy Five Million Dollars ($75,000,000).”

““Applicable Interest Rate” shall mean, (i) with respect to each Revolving Credit Advance which is not an Alternate Currency Advance, the Eurodollar-based Rate or the Base Rate, as selected by the Borrower from time to time, (ii) with respect to each Alternate Currency Advance, the Eurocurrency-based Rate; and (iii) with respect to each Swing Line Advance, the Base Rate; in each case subject to the terms and conditions of this Agreement.”

““Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) which is equal to sum of (i) the Applicable Margin plus (ii) the greatest of (a) the Prime Rate in effect on such day; (b) the Federal Funds Effective Rate in effect on such day plus 1.00%; and (c) subject to Sections 11.3 and 11.4 hereof, the Floating LIBOR Rate for such day plus 1.00%.  Any change in the Base Rate due to a change in any interest rate provided for herein shall be effective as of the opening of business on the effective date of such change.”

““Business Day” shall mean any day other than a Saturday or a Sunday on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Austin, Texas and New York, New York, and in the case of a Business Day which relates to a Eurodollar-based Advance or Eurocurrency-based Advance, on which dealings are carried on in the London interbank eurodollar market.”

““Dollar Amount” shall mean (i) with respect to each Revolving Credit Advance, Swing Line Advance or Letter of Credit made, issued or carried (or to be made, issued or carried) in Dollars, the principal amount thereof and (ii) with respect to each Alternate Currency Advance made, issued or carried (or to be made, issued or carried) in an Alternate Currency, the amount of Dollars which is equivalent to the principal amount of such Alternate Currency Advance at the most favorable spot exchange rate reasonably determined by Agent to be available to it for the sale of Dollars for such Alternate Currency at approximately 11:00 A.M. (Detroit time) two (2) Business Days before such Alternate Currency Advance is made (or to be made) or the outstanding amount of such Alternate Currency Advance is being determined, as such Dollar Amount may be adjusted from time to time pursuant to Section 2.12 hereof.  When used with respect to any Alternate Currency Advance being repaid or remaining outstanding at any time or with respect to any other sum expressed in an Alternate Currency, “Dollar Amount” shall mean the amount of Dollars which is equivalent to the principal amount of such Alternate Currency Advance, or the amount so expressed in such Alternate Currency, at the most favorable spot exchange rate reasonably determined by Agent to be available to it for the sale of such Alternate Currency for Dollars at the relevant time. Alternate Currency amounts of Advances made, carried or expressed in Dollars (to the extent used herein) shall be determined by Agent in a manner consistent herewith.”

““EMU” shall mean Economic and Monetary Union as contemplated in the Treaty on European Union.”

““EMU Legislation” shall mean legislative measures of the European Council (including European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part, the implementation of the third stage of EMU.”

““Euro” shall mean the currency unit of the Euro as defined in the EMU Legislation.”

““Eurocurrency-based Advance” shall mean any Alternate Currency Advance which bears interest at the Eurocurrency-based Rate.”

““Eurocurrency-based Rate” shall mean a per annum interest rate which is equal to the sum of the Applicable Margin, plus

(i)           the per annum interest rate at which deposits in the relevant eurocurrency are offered to Agent’s Eurocurrency Lending Office by other prime banks in the relevant eurocurrency market in an amount comparable to the relevant Eurocurrency-based Advance and for a period equal to the relevant Eurocurrency-Interest Period two (2) Business Days prior to the first day of such Eurocurrency-Interest Period, divided by

(ii)           a percentage equal to 100% minus the maximum rate on such date at which Agent is required to maintain reserves on ‘eurocurrency liabilities’ as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurocurrency deposits or includes a category of assets which includes eurocurrency loans, the rate at which such reserves are required to be maintained on such category.”

““Eurocurrency-Interest Period” shall mean, for any Eurocurrency-based Advance, an Interest Period of one, two or three months (or any shorter or longer periods agreed to in advance by Borrower,

Agent and the Lenders) as selected by Borrower, for such Eurocurrency-based Advance pursuant to Section 2.3 hereof.”

““Eurocurrency Lending Office” shall mean, (a) with respect to the Agent, Agent’s office located at its Grand Caymans Branch or such other branch of Agent, domestic or foreign, as it may hereafter designate as its Eurocurrency Lending Office by written notice to Borrower and the Lenders and (b) as to each of the Lenders, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as its Eurocurrency Lending Office), or at such other office, branch or affiliate of such Lender as it may hereafter designate as its Eurocurrency Lending Office by written notice to Borrower and Agent.”

““Floating LIBOR Rate” shall mean, for any day, a per annum interest rate which is equal to the quotient of the following:

(1)           the per annum rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day.  In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the ‘Floating LIBOR Rate’ shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by the Agent and the Borrower, or, in the absence of such agreement, the ‘Floating LIBOR Rate’ shall, instead, be the per annum rate equal to the average of the rate at which the Agent is offered dollar deposits at or about 8:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on such day in the interbank eurodollar market in an amount comparable to the principal amount of the Obligations hereunder which is to bear interest at such ‘Floating LIBOR Rate’ and for a period equal to one (1) month;

divided by

(2)           a percentage equal to 100% minus the maximum rate on such date at which Agent is required to maintain reserves on ‘Euro-currency Liabilities’ as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category;

all as conclusively determined by Agent, (absent manifest error), such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100,000th of 1%.”

““Impaired Lender” shall mean a Lender (a) that has failed to fund its Weighted Percentage of any request for a Revolving Credit Advance in breach of Section 2.1, (b) that has failed to fund its Weighted Percentage of any Revolving Credit Aggregate Commitment to purchase participations in any Swing Line Advance or any Letters of Credit, (c) that has otherwise failed to pay to Agent or any other Lender any other amount required to be paid by it under the terms of this Agreement or any other Loan Document, unless such Lender is disputing such obligation to pay any such amount in good faith, (d) which the Agent, the Issuing Lender or Swing Line Lender believes, in good faith, has defaulted in fulfilling its obligations  under any other syndicated credit facilities or as participant in any other credit facility, (e) that has been, or is controlled by any Person which has been, determined to be insolvent or that has become subject to a bankruptcy or other similar proceeding or (f) any material assets or management of which has been taken over by a governmental agency.”

““Interest Period” shall mean with respect to a Eurodollar-based Advance or Eurocurrency-based Advance, a Eurodollar-Interest Period or Eurocurrency-Interest Period (as applicable), commencing on the day a Eurodollar-based Advance or Eurocurrency-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate or Eurocurrency-based Rate made under Section 2.3 hereof; provided, however that (i) any Interest Period which would otherwise end on a day which is not a Business

Day shall end on the next succeeding Business Day, except that if the next succeeding Business Day falls in another calendar month, such Interest Period shall end on the next preceding Business Day, (ii) when an Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, and (iii) no Interest Period in respect of any Advance shall extend beyond the Revolving Credit Maturity Date.”

“”Pounds Sterling” means the lawful currency of the United Kingdom of Great Britain.”

 “Treaty on European Union” shall mean the Treaty of Maastricht (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993), as amended by the Treaty of Amsterdam (which was signed on October 2, 1997 and came into force on May 1, 1999) and the Treaty of Nice (which was signed on February 26, 2001 and came into force on February 1, 2003).”

2. Paragraph (h) of the definition of the term “Permitted Investments” in Section 1.1 of the Credit Agreement (which paragraph may appear as paragraph “(p)” in some copies of the Credit Agreement) hereby is amended and restated in its entirety to read as follows:

“(h)           Investments in Foreign Accounts in compliance with Section 7.14(c) hereof.”

3. All references in the Loan Documents to the terms “Prime-based Advance” or “Prime-based Advances” are hereby deleted and replaced with references to the terms “Base Rate Advance” or “Base Rate Advances”, as applicable.  The definitions of the terms “Alternate Base Rate” and “Prime-based Rate” are hereby deleted and all references in the Loan Documents to such terms are hereby deleted and replaced with references to the term “Base Rate”.

4. Section 2.1 of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“2.1           Commitment.  Subject to the terms and conditions of this Agreement (including without limitation Section 2.3 hereof), each Revolving Credit Lender severally and for itself alone agrees to make (i) Advances of the Revolving Credit in Dollars to Borrower and (ii) subject to availability under the Alternate Currency Sublimit, Alternate Currency Advances of the Revolving Credit in Alternate Currencies to Borrower from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate Dollar Amount not to exceed at any one time outstanding such Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment.  Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Revolving Credit.”

5. Section 2.2(c) of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“(c)           The Agent shall maintain the Register pursuant to Section 13.8(g), and a subaccount therein for each Revolving Credit Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Credit Advance made hereunder, the type thereof, the applicable Alternate Currency for each Alternate Currency Advance made hereunder, each Eurodollar-Interest Period applicable to any Eurodollar-based Advance and each Eurocurrency-Interest Period applicable to any Eurocurrency-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Revolving Credit Lender hereunder in respect of the Revolving Credit Advances and (iii) both the amount of any sum received by the Agent hereunder from Borrower in respect of the Revolving Credit Advances and each Revolving Credit Lender’s share thereof.”

6. Section 2.3(a)(iii) of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“(iii)           whether such Revolving Credit Advance is to be a Base Rate Advance, a Eurodollar-based Advance or a Eurocurrency-based Advance, whether such Revolving Credit Advance is to be an Alternate Currency Advance, and if so, the applicable Alternate Currency, and, except in the case of a Base Rate Advance, the first Eurodollar-Interest Period or Eurocurrency-Interest Period applicable thereto;”

7. Section 2.3(b) of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“(b)           each such Request for Revolving Credit Advance shall be delivered to Agent by 12:00 p.m. (Detroit, Michigan time) (i) four (4) Business Days prior to the proposed date of the Revolving Credit Advance with respect to any Eurocurrency-based Advance, (ii) three (3) Business Days prior to the proposed date of the Revolving Credit Advance for any Eurodollar-based Advance and (iii) on the proposed date for such Revolving Credit Advance in the case of a Base Rate Advance;”

8. Section 2.3(c) of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“(c)           on the proposed date of such Revolving Credit Advance, (i) the sum of (x) the aggregate principal Dollar Amount of all Revolving Credit Advances and Swing Line Advances outstanding on such date (including, without duplication) the Advances that are deemed to be disbursed by Agent under Section 3.6(a) hereof in respect of Borrower’s Reimbursement Obligations hereunder), plus (y) the Letter of Credit Obligations as of such date, in each case after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and for the issuance of any Letters of Credit, shall not exceed the Revolving Credit Aggregate Commitment and (ii) after giving effect to all Alternate Currency Advances requested by Borrower on such date of determination, the aggregate outstanding principal Dollar Amount of all Alternate Currency Advances shall not exceed the Alternate Currency Sublimit”;

9. Section 2.3(e) of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“(e)           in the case of a Eurodollar-based Advance or Eurocurrency-based Advance, the principal Dollar Amount of such Advance, plus the Dollar Amount of any other outstanding Revolving Credit Advance to be then combined therewith having the same Eurodollar-Interest Period or Eurocurrency-Interest Period (as applicable), if any, shall be at least Two Million Five Hundred Thousand Dollars ($2,500,000) (or a larger integral multiple of One Hundred Thousand Dollars ($100,000)) or the remainder available under the Revolving Credit Aggregate Commitment if less than Two Million Five Hundred Thousand Dollars ($2,500,000) and at any one time there shall not be in effect more than five (5) different Eurodollar-Interest Periods and five (5) different Eurocurrency-Interest Periods; and”

10. Section 2.4(a)(ii) of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“(ii)           for Eurodollar-based Advances or Eurocurrency-based Advances, at the Agent’s Correspondent for the account of the Eurodollar Lending Office or Eurocurrency Lending Office of the Agent (as applicable), not later than 12:00 p.m. (the time of the Agent’s Correspondent) on the date of such Advance.”

11. Section 2.4(b)(ii) of the Credit Agreement hereby is amended by (i) deleting the word “and” at the end of subsection (b)(i) thereof, (ii) deleting the period at the end of subsection (b)(ii) thereof and substituting “; and” in lieu thereof, and (iii) adding new subsection (b)(iii) thereto immediately following subsection (b)(ii) thereof, as follows:

“(iii)           for Eurocurrency-based Advances, not later than 4:00 p.m. (the time of the Agent’s Correspondent) on the date of such Revolving Credit Advance, by credit to an account of Borrower maintained with Agent’s Correspondent or to such other account or third party as Borrower may direct in compliance with this Agreement, provided such direction is timely given and provided further that any Alternate Currency Advances shall be disbursed in the applicable Alternate Currency.”

12. Section 2.5(c)(iii) of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“(iii)           on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and Letters of Credit requested by the Borrower on such date of determination (including, without duplication, Advances that are deemed disbursed pursuant to Section 3.6(a) hereof in respect of Borrower’s Reimbursement Obligations hereunder), the sum of (x) the aggregate principal Dollar Amount of all Revolving Credit Advances and the Swing Line Advances outstanding on such date plus (y) the Letter of Credit Obligations on such date shall not exceed the Revolving Credit Aggregate Commitment;”

13. Section 2.6(b) of the Credit Agreement hereby is amended by (i) redesignating the existing Section 2.6(b) as Section 2.6(b)(i), (ii) deleting the period at the end of subsection (b)(i) thereof and substituting “; and” in lieu thereof, and (iii) adding the following subsection immediately thereafter:

“(ii)           Interest on each Eurocurrency-based Advance of the Revolving Credit shall accrue at its Eurocurrency-based Rate (but in no event in excess of the maximum non-usurious interest rate permitted by applicable law) and shall be payable in immediately available funds on the last day of the Eurocurrency-Interest Period applicable thereto (and, if any Eurocurrency-Interest Period shall exceed three months, then on the last Business Day of the third month of such Eurocurrency-Interest Period, and at three month intervals thereafter). Interest accruing at the Eurocurrency-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Eurocurrency-Interest Period applicable thereto to but not including the last day thereof or in such other manner as is customary for computation of interest with respect to Eurocurrency-based Advances in such Alternate Currency and is reasonably acceptable to the Borrower and the Agent.  Interest due on a Eurocurrency-based Advance made in any Alternate Currency shall be paid in such Alternate Currency.”

14. Section 2.6(d) of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“(d)           In the case of any Event of Default under Section 9.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, immediately upon receipt by Agent of notice from the Majority Revolving Credit Lenders, interest shall be payable on demand on all Revolving Credit Advances and Swing Line Advances from time to time outstanding at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance plus, in the case of Eurodollar-based Advances and Eurocurrency-based Advances, two percent (2%) for the remainder of the then existing Interest Period, if any, and at all other such times, and for all Base Rate Advances from time to time outstanding, at a per annum rate equal to the Base Rate plus two percent (2%) (but in no event in excess of the maximum non-usurious interest rate permitted by applicable law).”

15. Section 2.7(a) of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“(a)           The Borrower may prepay all or part of the outstanding principal of any Base Rate Advance(s) of the Revolving Credit at any time, provided that, unless the “Sweep to Loan” system shall be in effect under Section 2.5(c)(vii) hereof, after giving effect to any partial prepayment, the aggregate balance of Base Rate Advance(s) of the Revolving Credit remaining outstanding shall be at least One Million Dollars ($1,000,000), and (ii) the Borrower may prepay all or part of the outstanding principal of any Eurodollar-based Advance or Eurocurrency-based Advance of the Revolving Credit at any time (subject to not less than three (3) Business Day’s notice to Agent) provided that, after giving effect to any partial prepayment, the Dollar Amount of the unpaid portion of such Advance which is to be refunded or converted under Section 2.3 hereof shall be at least One Hundred Thousand Dollars ($100,000).”

16.  Section 2.8 of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“2.8           Base Rate Advance in Absence of Election or Upon Default.  If, (a) as to any outstanding Eurodollar-based Advance or Eurocurrency-based Advance of the Revolving Credit, Agent has not received payment of all outstanding principal and accrued interest on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Advance meeting the requirements of Section 2.3 or 2.5 hereof with respect to the refunding or conversion of such Advance, or (b) subject to Section 2.6(e) hereof, if on the last day of the applicable Interest Period a Default or an Event of Default shall have occurred and be continuing, then, on the last day of the applicable Interest Period the Dollar Amount of the principal amount of any Eurodollar-based Advance or Eurocurrency-based Advance which has not been prepaid shall, absent a contrary election of the Majority Revolving Credit Lenders, be converted automatically to a Base Rate Advance and the Agent shall thereafter promptly notify Borrower of said action.”

17. Section 2.10(b) of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“(b)           Subject to Section 10.2 hereof, any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances, then to Eurodollar-based Advances under the Revolving Credit and then to Eurocurrency-based Advances under the Revolving Credit.  If any amounts remain thereafter, a portion of such prepayment equivalent to the undrawn amount of any outstanding Letters of Credit shall be held by Lender as cash collateral for the Reimbursement Obligations, with any additional prepayment monies being applied to any Fees, costs or expenses due and outstanding under this Agreement, and with the remainder of such prepayment thereafter being returned to Borrower.”

18. Section 2.10(c) of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“(c)           To the extent that, on the date any mandatory repayment of the Revolving Credit Advances under this Section 2.10 or payment pursuant to the terms of any of the Loan Documents is due, the Indebtedness under the Revolving Credit or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurodollar-based Rate or the Eurocurrency-based Rate and no Default or Event of Default has occurred and is continuing, Borrower may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Revolving Credit Lenders, on such terms and conditions as are reasonably acceptable to Agent and upon such deposit the obligation of Borrower to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Eurodollar-Interest Period or Eurocurrency-Interest Period attributable to the Eurodollar-based Advances or Eurocurrency-based Advances of such Revolving Advance (as applicable), thereby avoiding breakage costs under Section 11.1 hereof; provided, however, that if a Default or Event of Default shall have occurred at any time while sums are on deposit in the cash collateral account, Agent may, in its sole discretion, elect to apply such sums to reduce the principal balance of such Eurodollar-based Advances or Eurocurrency-based Advances prior to the last day of the applicable Eurodollar-Interest Period or Eurocurrency-Interest Period, and the Borrower will be obligated to pay any resulting breakage costs under Section 11.1.”

19. New Section 2.10(d) is hereby added to the Credit Agreement as follows:

“(d)           Excess.

(i)           If at any time and for any reason, the aggregate Dollar Amount of all Indebtedness owing to the Lenders under the Loan Documents is greater than Two Hundred Million Dollars ($200,000,000) and the sum of the aggregate outstanding principal Dollar Amount of all Alternate Currency Advances exceeds the Alternate Currency Sublimit (the “Excess”), then, Borrower shall, immediately repay that portion of the Indebtedness outstanding to Borrower by the amount of such Excess, and/or reduce on such day any pending request for an Advance     submitted by Borrower by the amount of such Excess, to the extent thereof.

(ii)           If at any time and for any reason, the aggregate Dollar Amount of all Indebtedness owing to the Lenders under the Loan Documents is less than or equal to Two Hundred Million Dollars ($200,000,000) and there is an Excess with respect to the Alternate Currency Sublimit, then, Borrower shall, on the last day of each Interest Period of any Eurocurrency-based Advance outstanding to Borrower as of such time, until the necessary reductions of Indebtedness under this Section 2.10 have been fully made, repay such Indebtedness carried in such Advances and/or reduce any requests for refunding or conversion of such Advances submitted (or to be submitted) by Borrower in respect of such Advances, by the amount of such Excess, to the extent thereof,

Notwithstanding the foregoing, upon the occurrence and during the continuance of any Default or Event of Default, Borrower shall be obligated immediately to reduce the foregoing Indebtedness hereunder by an amount sufficient to eliminate such Excess.

Provided that no Default or Event of Default has occurred and is continuing and provided that the aggregate Dollar Amount of all Indebtedness owing to the Lenders under the Loan Documents is less than or equal to Two Hundred Million Dollars ($200,000,000), Borrower’s compliance with this Section 2.10(d) shall be tested as of the last day of each calendar quarter or, upon the written request of Borrower from time to time, as of the last day of each calendar month, provided Borrower furnishes Agent with current monthly financial statements otherwise complying with the requirements of this Agreement. Upon the occurrence and during the continuance of any Default or Event of Default or if the aggregate Dollar Amount of all Indebtedness owing to the Lenders under the Loan Documents is greater than Two Hundred Million Dollars ($200,000,000), compliance with this Section 2.10(d) shall, and at Agent’s discretion, may, be tested on a daily or other basis satisfactory to Agent in its sole discretion.”

20. Section 2.11 of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“2.11           Optional Reduction or Termination of Revolving Credit Aggregate Commitment.  Borrower may, upon at least five (5) Business Days’ prior written notice to the Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to Ten Million Dollars ($10,000,000) or a larger integral multiple of One Million Dollars ($1,000,000); (ii) Borrower shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Revolving Credit Advances and Swing Line Advances (including, without duplication, any deemed Advances made under Section 3.6 hereof) outstanding hereunder, plus the Letter of Credit Obligations, exceeds the amount of the then applicable Revolving Credit Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment; (iii) no reduction shall reduce the Revolving Credit Aggregate Commitment to an amount which is less than the aggregate undrawn amount of any Letters of Credit outstanding at such time; and (iv) no such reduction shall reduce the Swing Line Maximum Amount unless Borrower so elects, provided that the Swing Line Maximum Amount shall at no time be greater than the Revolving Credit Aggregate Commitment; provided, however that if the termination or reduction of the Revolving Credit Aggregate Commitment requires the prepayment of a Eurodollar-based Advance or Eurocurrency-based Advance and such termination or reduction is made on a day other than the last Business Day of the then current Interest Period applicable to such Eurodollar-based Advance or Eurocurrency-based Advance, then, pursuant to Section 11.1, Borrower shall compensate the Revolving Credit Lenders for any losses or, so long as no Default or Event of Default has occurred and is continuing, Borrower may deposit the amount of such prepayment in a collateral account as provided in Section 2.10(c).  Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of Advances of the Revolving Credit shall be distributed by Agent to each Revolving Credit Lender in accordance with such Revolving Credit Lender’s Revolving Percentage thereof, and will not be available for reinstatement by or readvance to Borrower, and any accompanying prepayments of Advances of the Swing Line shall be distributed by Agent to the Swing

Line Lender and will not be available for reinstatement by or readvance to the Borrower. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Revolving Credit Lender’s portion thereof proportionately (based on the applicable Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances, then to Eurodollar-based Advances of the Revolving Credit and then to Eurocurrency-based Advances of the Revolving Credit.”

21. Section 2.12 of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“2.12           Determination, Denomination and Redenomination of Alternate Currencies.

Whenever, pursuant to any provision of this Agreement:

(a)           an Alternate Currency Advance is initially funded, as opposed to any refunding or conversion thereof, in an Alternate Currency, the amount to be advanced hereunder will be the requested amount of such Alternate Currency;

(b)           an existing Alternate Currency Advance is to be refunded, in whole or in part, with an Advance denominated in the same Alternate Currency, the amount of the new Advance shall be continued in the amount of the Alternate Currency so refunded;

(c)           an existing Alternate Currency Advance denominated in an Alternate Currency is to be converted, in whole or in part, to an Advance denominated in another Alternate Currency, the amount of the new Advance shall be that amount of the Alternate Currency of the new Advance which may be purchased, using the most favorable spot exchange rate determined by Agent to be available to it for the sale of Dollars for such other Alternate Currency at approximately 11:00 a.m. (Detroit time) two (2) Business Days prior to the last day of the Interest Period applicable to the existing Advance, with the Dollar Amount of the existing Advance, or portion thereof being converted; and

(d)           an existing Alternate Currency Advance is to be converted, in whole or in part, to a Revolving Advance which is not an Alternate Currency Advance, the amount of the new Advance shall be the Dollar Amount of the existing Advance, or portion thereof being converted (determined as aforesaid).”

22. Section 3.2(a) of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“(a)           (i) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations do not exceed the Letter of Credit Maximum Amount; and (ii) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations on such date plus the aggregate Dollar Amount of all Revolving Credit Advances and Swing Line Advances (including all Advances deemed disbursed by Agent under Section 3.6(a) hereof in respect of Borrower’s Reimbursement Obligations) hereunder requested or outstanding on such date do not exceed the Revolving Credit Aggregate Commitment;”

23. Section 3.2 of the Credit Agreement hereby is amended by (i) redesignating the existing Section 3.2(g) as Section 3.2(h), (ii) deleting the “and” at the end of subsection 3.2(f) and (iii) adding the following new Section 3.2(g):

“(g)        no Revolving Credit Lender is an Impaired Lender, unless the Issuing Lender has entered into arrangements satisfactory to it to eliminate the Issuing Lender’s risk with respect to the participation in Letters of Credit by all such Impaired Lenders, including creation of a cash collateral account or delivery of other security to assure payment of such Impaired Lender's Percentage of all outstanding Letter of Credit Obligations; and”

24. New Section 3.6(e) is hereby added to the Credit Agreement as follows:

“(e)        In the event that any Lender becomes an Impaired Lender, the Issuing Lender may, at its option, require that the Impaired Lender enter into arrangements satisfactory to it to eliminate the Issuing Lender’s risk with respect to the participation in Letters of Credit by such Impaired Lender, including creation of a cash collateral account or delivery of other security to assure payment of such Impaired Lender's Percentage of all outstanding Letter of Credit Obligations.”

25. Section 5.14 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of paragraph (a) thereof, (ii) deleting the period at the end of paragraph (b) thereof and substituting “;” in lieu thereof, and (iii) adding new paragraphs (c) and (d) thereto immediately following paragraph (b) thereof, as follows:

“(c)           The outstanding principal Dollar Amount of all Alternate Currency Advances shall not exceed the Alternate Currency Sublimit; and

(d)           If any Lender is an Impaired Lender, the Swing Line Lender and/or Issuing Lender has entered into arrangements satisfactory to it to eliminate the Swing Line Lender’s and/or Issuing Lender’s risk, as applicable, with respect to the participation in Swing Line Advances and Letters of Credit by all such Impaired Lenders, including creation of a cash collateral account or delivery of other security to assure payment of such Impaired Lender’s Weighted Percentage of all outstanding Swing Line Advances and Letters of Credit; provided that the foregoing condition shall not preclude the obligation of the Lenders to make Revolving Credit Advances, or prohibit Borrower from obtaining Revolving Credit Advances, to fund such cash collateral account.”

26. Section 7.1 of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“7.1           Financial Statements.  Furnish to the Agent, with sufficient copies for each Lender, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission within five (5) days of such filing and in no event later than fifty (50) days from quarter end for each Form 10-Q and ninety five (95) days from year end for each Form 10-K.”

27. All references in the Credit Agreement to Section 7.1(a) and/or Section 7.1(b) hereby shall mean and refer to Section 7.1.

28. Section 7.2(e) of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“(e)           No later than December 31 of each Fiscal Year, projections for the Credit Parties for the following Fiscal Year, on a quarterly basis and an annual basis, including a balance sheet, income statement and statement of cash flows, as at the end of each relevant period and for the period commencing at the beginning of the Fiscal Year and ending on the last day of such relevant period, such projections certified by a Responsible Officer of the Borrower as being based on reasonable estimates and assumptions taking into account all facts and information known (or reasonably available to any Credit Party) by a Responsible Officer of the Borrower;”

29. Section 7.9(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a)           Minimum Fixed Charge Coverage Ratio. A ratio of (i) earnings before tax plus net interest expense, plus depreciation/amortization (plus any non cash good will or other intangible asset impairment charges ), plus non cash expenses related to equity compensation, plus any non cash expense related to the Hedging Agreement required to be entered into in connection with this Agreement or any other Hedging Transaction ("EBITDA"), all for the preceding four (4) quarters, to (ii) the current portion of long term debt and the current portion of capitalized leases and maintenance capital expenditures (defined as 5% of trailing four (4) quarters revenue), plus trailing four (4) quarters (a) net interest expense, (b) income tax provision, (c) dividends and distributions to shareholders and (d) cash redemptions and repurchases of stock, of at least 1.25 to 1.00 on a quarterly basis from the Effective Date until the quarter ending December 31, 2009 and 1.50 to 1.00 for every quarter thereafter. Notwithstanding GAAP and notwithstanding any scheduled amortization or maturity of the Revolving Credit, for purposes of this Section 7.9(a), the "current portion of long term debt" with respect to the Revolving Credit shall be deemed to be an amount equal to 10% of the total outstanding principal balance of the Revolving Credit as of the end of the preceding fiscal quarter.”

30. Section 7.14 of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“7.14           Accounts.

(a)           With respect to deposit accounts and securities accounts of any Credit Party (collectively, “Deposit Accounts”) other than Deposit Accounts maintained outside the United States (“Foreign Accounts”), maintain all such Deposit Accounts (“Domestic Deposit Accounts”) with Agent, a Lender, an Affiliate of a Lender, or any other financial institution reasonably acceptable to Agent.

(b)           With respect to Domestic Deposit Accounts maintained by Borrower or any Guarantor with any Lender (other than Agent), (i) cause to be executed and delivered an Account Control Agreement in form and substance reasonably satisfactory to Agent and (ii) take all other steps necessary, or in the reasonable opinion of Agent, desirable to ensure that Agent has a perfected security interest in such Domestic Deposit Account.

(c)           With respect to Foreign Accounts maintained by any Credit Party, (i) maintain all Foreign Accounts with Agent, a Lender or an Affiliate of a Lender, or Barclays or Bank of Scotland or any of their respective Affiliates, successors and assigns, or any other financial institution reasonably acceptable to Agent, (ii) not maintain cash or non-cash balances in Foreign Accounts in the aggregate in excess of a Dollar Amount equal to Twenty Five Million Dollars ($25,000,000) at any time, but measured as of the last day of each fiscal quarter, (iii) have no obligation to provide Account Control Agreements for any Foreign Accounts, (iv) with respect to any Foreign Accounts maintained by a Credit Party other than Borrower or a Guarantor, have no obligation to grant a Lien on such Foreign Accounts, and (v) report the aggregate balance of all Foreign Accounts on the quarterly Covenant Compliance Report.”

31. Section 7.16 of the Credit Agreement hereby is (a) modified by waiving the requirements of Section 7.16 with respect to the real property locations listed on Schedule 7.16, Part A to this Amendment and (b) amended by adding the following at the end of the existing Section 7.16 as a continuation thereof:

“From and after June _17, 2009, the requirements of this Section 7.16 shall not apply with respect to the real property locations listed on Schedule 7.16, Part A.  On or prior to June _17, 2009, Borrower has delivered to Agent the Collateral Access Agreements listed on Schedule 7.16, Part B.”

32. Section 10.1(a) of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“(a)           All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise provided herein, all payments made by the Borrower of principal, interest or fees hereunder shall be made without setoff or counterclaim on the date specified for payment under this Agreement and must be received by Agent not later than 1:00 p.m. (Detroit, Michigan time) on the date such payment is required or intended to be made in Dollars in immediately available funds to Agent at Agent’s office located at 500 Woodward Ave. Detroit, Michigan  48226-3289, for the ratable benefit of the Revolving Credit Lenders in the case of payments in respect of the Revolving Credit and any Letter of Credit Obligations.  Any payment received by the Agent after 1:00 p.m. (Detroit, Michigan time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  Upon receipt of each such payment, the Agent shall make prompt payment to each applicable Lender, or, in respect of Eurodollar-based Advances or

Eurocurrency-based Advances, such Lender’s Eurodollar Lending Office or Eurocurrency Lending Office (as applicable), in like funds and currencies, of all amounts received by it for the account of such Lender.”

33. Section 11.1 of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“11.1           Reimbursement of Prepayment Costs.  If (i) Borrower makes any payment of principal with respect to any Eurodollar-based Advance or Eurocurrency-based Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, pursuant to any mandatory provisions hereof, by acceleration, or otherwise); (ii) Borrower converts or refunds (or attempts to convert or refund) any such Advance on any day other than the last day of the Interest Period applicable thereto (except as described in Section 2.5(e)); (iii) Borrower fails to borrow, refund or convert any Eurodollar-based Advance or Eurocurrency-based Advance after notice has been given by Borrower to Agent in accordance with the terms hereof requesting such Advance; or (iv) or if the Borrower fails to make any payment of principal in respect of a Eurodollar-based Advance or Eurocurrency-based Advance when due (other than at the end of the applicable Interest Period), the Borrower shall reimburse Agent for itself and/or on behalf of any Lender, as the case may be, within ten (10) Business Days of written demand therefor for any resulting loss, cost or expense incurred (excluding the loss of any Applicable Margin) by Agent and Lenders, as the case may be, as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Agent and Lenders, as the case may be, shall have funded or committed to fund such Advance.  Calculation of any amounts payable to any Lender under this paragraph shall be made as though such Lender shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Lender may fund any Eurodollar-based Advance or Eurocurrency-based Advance, as the case may be, in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrower, Agent and Lenders shall deliver to Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.”

34. Section 11.2 of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

                      “11.2           Eurodollar/Eurocurrency Lending Office.  For any Eurodollar-based Advance, if Agent or a Lender, as applicable, shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Agent or such Lender, Agent or such Lender, as the case may be, shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.  For any Eurocurrency-based Advance, if Agent or a Lender, as applicable, shall designate a Eurocurrency Lending Office which maintains books separate from those of the rest of Agent or such Lender, Agent or such Lender, as the case may be, shall have the option of maintaining and carrying the relevant Advance on the books of such Eurocurrency Lending Office.”

35. Section 11.3 of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“11.3           Circumstances Affecting Eurodollar-based Rate Availability.  If, with respect to any Interest Period or any Base Rate Advance then bearing interest based on the Floating LIBOR Rate, Agent or the Majority Lenders (after consultation with Agent) shall determine in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being offered to the Agent or such Lenders for such Interest Period or for the period necessary to determine the Floating LIBOR Rate, then Agent shall forthwith give notice thereof to Borrower.  Thereafter, until Agent notifies Borrower that such circumstances no longer exist: (i) the obligation of Lenders to make Eurodollar-based Advances, and the right of Borrower to convert an Advance to or refund an Advance as a Eurodollar-based Advance, as the case may be, shall be suspended; (ii) effective upon the last day of each Interest Period related to any existing Eurodollar-based Advance, such Eurodollar-based Advance shall automatically be converted into a Base Rate Advance (without regard to satisfaction of any conditions to conversion contained elsewhere herein); and (iii) the Applicable Interest Rate for a Base Rate Advance shall be determined without reference to clause (c) of the definition of Base Rate as set forth in this Agreement.”

36. Section 11.4 of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“11.4           Laws Affecting Eurodollar-based Advance or Eurocurrency-based Advance Availability.  If, after the date of this Agreement, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any of Lenders (or any of their respective Eurodollar Lending Offices or Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of Lenders (or any of their respective Eurodollar Lending Offices or Eurocurrency Lending Offices) to honor its obligations hereunder to make or maintain any Advance (x) with interest at the Eurodollar-based Rate or the Eurocurrency-based Rate or (y) with interest calculated on the basis of the Floating LIBOR Rate, such Lender shall forthwith give notice thereof to Borrower and to Agent.  Thereafter, (a) if such notice relates to Eurodollar-based Advances or Eurocurrency-based Advances the obligations of the applicable Lenders to make Eurodollar-based Advances and/or Eurocurrency-based Advances and the right of Borrower to convert Advances into or refund a Advance as a Eurodollar-based Advance or Eurocurrency-based Advance shall be suspended and thereafter Borrower may select as applicable interest rates only those which remain available and which are permitted to be selected hereunder; and if any of Lenders may not lawfully continue to maintain a Advance to the end of the then current Interest Period applicable thereto as a Eurodollar-based Advance or Eurocurrency-based Advance, the applicable Advance shall immediately be converted to a Base Rate Advance for the remainder of such Interest Period; and (b) if such notice relates to any Advance with interest calculated with reference to the Base Rate if such event makes it unlawful or impossible for such Lender to charge interest at the Floating LIBOR Rate, the Base Rate shall be determined without reference to clause (c) of the definition thereof.”

37. Section 11.5 of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“11.5           Increased Cost of Eurodollar-based Advances or Eurocurrency-based Advances.  If, after the date of this Agreement, the adoption or introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Eurodollar Lending Offices or Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)
shall subject any of the Lenders (or any of their respective Eurodollar Lending Offices or Eurocurrency Lending Offices) to any tax, duty or other charge with respect to any Advance or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Eurodollar Lending Offices or Eurocurrency Lending Offices) of the principal of or interest on any Advance or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the income, revenues or margin of any of the Lenders or any of their respective Eurodollar Lending Offices or Eurocurrency Lending Offices); or

(b)
shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of Lenders (or any of their respective Eurodollar Lending Offices or Eurocurrency Lending Offices) or shall impose on any of Lenders (or any of their respective Eurodollar Lending Offices or Eurocurrency Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Eurodollar-based Advance or Eurocurrency-based Advance;

and the result of any of the foregoing is to: (i) increase the costs to any Lenders of maintaining any part of the Obligations hereunder as a Eurodollar-based Advance, a Eurocurrency-based Advance or as an Base Rate Advance bearing interest at the Floating LIBOR Rate; or (ii) reduce the amount of any sum received or receivable by any of Lenders under this Agreement in respect of a Eurodollar-based Advance, a Eurocurrency-based Advance or an Base Rate Advance bearing interest at the Floating LIBOR Rate, then such Lender shall promptly notify Agent, and Agent (or such Lender, as aforesaid) shall promptly notify Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice, Borrower agrees to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.  Agent will promptly notify Borrower of any event of which it has knowledge which will entitle Lenders to compensation pursuant to this Section 11.5, or which will cause Borrower to incur additional liability under Section 11.1 hereof; provided, however, that Agent shall incur no liability whatsoever to Lenders or Borrower in the event it fails to do so.  A certificate of Agent (or such Lender, if applicable) setting forth the basis for determining such additional amount or amounts necessary to compensate such Lender or Lenders shall accompany such demand and shall be conclusively presumed to be correct save for manifest error.

38. Section 13.12 of the Credit Agreement hereby is amended and restated in its entirety to read as follows:

“13.12                      Substitution or Removal of Lenders.

If (1) any Lender has become an Impaired Lender, (2) the obligation of any Lender to make Eurodollar-based Advances or Eurocurrency-based Advances has been suspended pursuant to Section 11.3 or 11.4, (3) any Lender has demanded compensation under Section 3.4(c), 11.5 or 11.6 or (4) any Lender has not approved an amendment, waiver or other modification of this Agreement, if such amendment or waiver has been approved by the Majority Lenders and the consent of such Lender is required (in each case, an “Affected Lender”), then the Agent or the Borrower shall have the right to make written demand on the Affected Lender (with a copy to the Borrower in the case of a demand by the Agent or with a copy to the Agent in the case of a demand by the Borrower) to assign and the Affected Lender shall assign, to one or more financial institutions that comply with the provisions of Section 13.8 hereof (the “Purchasing Lender” or “Purchasing Lenders”) to purchase the Advances of the Revolving Credit and the Swing Line, of such Affected Lender (including, without limitation, its participating interests in outstanding Swing Line Advances and Letters of Credit) and assume the commitment of the Affected Lender to extend credit under the Revolving Credit (including without limitation its obligation to purchase participation interests in Swing Line Advances and Letters of Credit) under this Agreement.  The Affected Lender shall be obligated to sell its Advances of the Revolving Credit and the Swing Line, and assign its commitment to extend credit under the Revolving Credit (including without limitation its obligations to purchase participations in Swing Line Advances and Letters of Credit) to such Purchasing Lender or Purchasing Lenders within ten (10) days after receiving notice from the Borrower requiring it to do so, at an aggregate price equal to the outstanding principal amount thereof, plus unpaid interest accrued thereon up to but excluding the date of the sale. In connection with any such sale, and as a condition thereof, the Borrower shall pay to the Affected Lender all fees accrued for its account hereunder to but excluding the date of such sale, plus, if demanded by the Affected Lender within ten (10) Business Days after such sale, (i) the amount of any compensation which would be due to the Affected Lender under Section 11.1 if the Borrower had prepaid the outstanding Eurodollar-based Advances or Eurocurrency-based Advances of the Affected Lender on the date of such sale and (ii) any additional compensation accrued for its account under Sections 3.4(c), 11.5 and 11.6 to but excluding said date.  Upon such sale, the Purchasing Lender or Purchasing Lenders shall assume the Affected Lender’s commitment, and the Affected Lender shall be released from its obligations hereunder to a corresponding extent (except with respect to Section 13.11 hereof). If any Purchasing Lender is not already one of the

Lenders, the Affected Lender, as assignor, such Purchasing Lender, as assignee, the Borrower and the Agent, shall enter into an Assignment Agreement pursuant to Section 13.8 hereof, whereupon such Purchasing Lender shall be a Lender party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Lender with a Revolving Credit Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment. In connection with any assignment pursuant to this Section 13.12, the Borrower or the Purchasing Lender shall pay to the Agent the administrative fee for processing such assignment referred to in Section 13.8.”

39. Schedule I to the Credit Agreement is hereby replaced with Schedule I attached hereto.

40. The Credit Agreement is hereby amended by adding Schedule 7.16 thereto, which shall be in the form of Schedule 7.16 attached hereto.

41. Exhibit A to the Credit Agreement is hereby replaced with Exhibit A attached hereto.

42. Exhibit L to the Credit Agreement is hereby replaced with Exhibit L attached hereto.

43. No course of dealing on the part of Agent, any Lender or any of their officers, nor any failure or delay in the exercise of any right by Agent or any Lender, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right.  Agent’s or any Lender’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Agent or any Lender thereafter to demand strict compliance and performance.  Any suspension or waiver of a right must be in writing signed by an officer of Agent and the requisite Lenders (in accordance with the Credit Agreement).

44. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Credit Agreement.  The Credit Agreement, as amended hereby, shall be and remains in full force and effect in accordance with its terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Agent or any Lender under the Credit Agreement, as in effect prior to the date hereof.

45. Borrower represents and warrants that, after giving effect to this Amendment, (a) each of the representations and warranties contained in the Credit Agreement and in each of the other Loan Documents is true and correct in all material respects as of the date of this Amendment as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date), and (b) no Event of Default exists as of the date of this Amendment.

46. As a condition to the effectiveness of this Amendment, Agent shall have received, in form and substance satisfactory to Agent, the following:

(a) this Amendment, duly executed by Borrower;

(b) a Certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c) an amendment fee payable to each Lender who consents to and signs this Amendment, equal to 10bps of such Lender’s Revolving Credit Commitment Amount;

(d) that certain Fee Letter between Borrower and Agent, duly executed by Borrower;

(e) all reasonable attorneys’ fees and expenses incurred through the date of this Amendment, which may be debited from any of Borrower's accounts; and

(f) such other documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate.

47. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

RACKSPACE US, INC.

By:  /s/ Bruce R. Knooihuizen

Its:  Chief Financial Officer, Senior Vice President, and Treasurer

COMERICA BANK,

as Administrative Agent

By:  /s/ Donna Day

Its:  Vice President

COMERICA BANK,
as a Lender, as Issuing Lender
and as Swing Line Lender

By:  /s/ Donna Day

Its:  Vice President

[Signature Page to Fifth Amendment to Amended and Restated Revolving Credit Agreement]

[Signatures Continued Next Page]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:  /s/ Jennifer Stewart

Its:   Senior Vice President

JPMORGAN CHASE BANK, N.A.,
as a Syndication Agent

By:  /s/ Jennifer Stewart

Its:   Senior Vice President

[Signature Page to Fifth Amendment to Amended and Restated Revolving Credit Agreement]

[Signatures Continued Next Page]

WACHOVIA BANK, N.A.,
as a Lender

By:  /s/ Terry Witte

Its:   Senior Vice President

WACHOVIA BANK, N.A.,
as a Syndication Agent

By:  /s/ Terry Witte

Its:   Senior Vice President

[Signature Page to Fifth Amendment to Amended and Restated Revolving Credit Agreement]

[Signatures Continued Next Page]

THE FROST NATIONAL BANK, a national banking association,
as a Lender

By:  /s/ Susan Peterson

Its:   Market President

[Signature Page to Fifth Amendment to Amended and Restated Revolving Credit Agreement]

[Signatures Continued Next Page]

BANK OF AMERICA, N.A.,
as a Lender

By:  /s/ Sugeet Manchanda Madan

Its:   Senior Vice President

[Signature Page to Fifth Amendment to Amended and Restated Revolving Credit Agreement]

Schedule 1.1
Applicable Margin Grid
Revolving Credit Facility
(basis points per annum)

Basis for Pricing	Level I	Level II	Level III	Level IV
Consolidated Funded Debt to EBITDA*	<0.75 to 1.00	≥ 0.75 to 1.00 but < 1.50 to 1.00	≥ 1.50 to 1.00 but < 2.25 to 1.00	≥ 2.25 to 1.00

Eurodollar Margin/Eurocurrency Margin	67.5 bps	105 bps	130 bps	155 bps
Base Rate Margin	0.00	0.00	0.00	5 bps
Revolving Credit Facility Fee	20 bps	20 bps	20 bps	20 bps
Letter of Credit Fees	67.5 bps	105 bps	130 bps	155 bps

* Definitions as set forth in the Credit Agreement.

EXHIBIT A

FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE

No.           _____________________                                                         Dated:  ________, 20__

TO:           Comerica Bank (“Agent”)

RE:
Amended and Restated Revolving Credit Agreement dated as of August 31, 2007 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”) and Rackspace US, Inc. (“Borrower”).

Pursuant to the terms and conditions of the Credit Agreement, Borrower hereby requests an Advance from Lenders, as described herein:

(a)	Date of Advance:

(b)	☐ (check if applicable)

This Advance is or includes a whole or partial refunding/conversion of:

Advance No(s):

(c)	Type of Advance (check only one):

 ☐ Base Rate Advance
 ☐ Eurodollar-based Advance
 ☐ Eurocurrency-based Advance

(d)	Amount of Advance:

$_____________________

(e)	Interest Period (applicable to Eurodollar-based Advances or Eurocurrency-based Advances)

________ months (insert 1, 2 or 3)

(f)	Currency of Advance

 ☐ Dollars
 ☐ Euros
 ☐ Pounds Sterling

(g)	Disbursement Instructions

 ☐ Comerica Bank Account No. _________________
 ☐ Other:

Borrower certifies to the matters specified in Section 2.3(f) of the Credit Agreement.

Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

RACKSPACE US, INC.

By:

Its:

Agent Approval:

EXHIBIT L

FORM OF COVENANT COMPLIANCE REPORT

TO:           Comerica Bank, as Agent                                                                                                Date: ____________, 20__

RE:           Amended and Restated Revolving Credit Agreement dated as of August 31, 2007 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”) and Rackspace US, Inc. (“Borrower”).

This Covenant Compliance Report (“Report”) is furnished pursuant to Section 7.2(a) of the Credit Agreement and sets forth various information as of ______________, 20___ (the “Computation Date”).

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies

10-K and 10-Q	Within 5 days of filing with SEC		Yes	No
Compliance Cert.; Windcrest Property Budget	Quarterly within 45 days		Yes	No
Financial Projections	Annually by 12/31		Yes	No
Cash balance maintained outside the U.S.	$________________		Yes	No

Financial Covenant	Required	Actual	Complies

Measured on a Quarterly Basis:

Minimum Fixed Charge Coverage Ratio	1.25:1.00*	_____:1.00	Yes	No
Maximum Funded Debt to EBITDA	3.00:1.00	_____:1.00	Yes	No
Maximum cash balance outside the U.S.	$25,000,000	$	Yes	No

* for the quarters ending on and prior to 12/31/09; 1.50:1.00 with respect to all subsequent quarters

The undersigned hereby certifies that:

A.           To the best of my knowledge, all of the information set forth in this Report (and in any Schedule attached hereto) is true and correct in all material respects.

B.           To the best of my knowledge, the representation and warranties of the Credit Parties contained in the Credit Agreement and in the Loan Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and at the date hereof, except to the extent that such representations and warranties expressly relate to an earlier specific date, in which case such representations and warranties were true and correct in all material respects as of the date when made.

C.           I have reviewed the Credit Agreement and this Report is based on an examination sufficient to assure that this Report is accurate.

D.           To the best of my knowledge, except as stated in Schedule 1 hereto (which shall describe any existing Default or Event of Default and the notice and period of existence thereof and any action taken with respect thereto or contemplated to be taken by Borrower or any other Credit Party), no Default or Event of Default has occurred and is continuing on the date of this Report.

Capitalized terms used in this Report and in the Schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, Borrower has caused this Report to be executed and delivered as of the ______ day of __________________, ____.

RACKSPACE US, INC.

By:

Its:

Schedule 1 to Covenant Compliance Report

Schedule 7.16

Collateral Access Agreements

Part A – Properties for which compliance is waived

Slicehost Office Space
1112 Olive Street St
St. Louis, MO 63101

Rackspace Austin Office Space
2420 Ridgepoint Drive
Austin, TX 78754

Mailtrust Office Space
University Mall Phase II, Suite #7
775 University City Boulevard
Blacksburg, VA 24060

Part B – Properties for which compliance is completed
Rackspace San Antonio Office Space, Datapoint 9725 Datapoint Drive San Antonio, TX 78229
Rackspace San Antonio Office Space Castle, 5000 Walzem Road San Antonio, TX 78218
Rackspace San Antonio Datacenter, Weston Center 112 East Pecan Street San Antonio, TX 78205
Jungledisk Office Space 1110 Satellite Boulevard, Unit 306 Suwanee, Georgia 30024
Slicehost Data Center 710 North Tucker Blvd., Suite 400 St. Louis, MO 63101

Rackspace Grapevine Data Center 801 Industrial Blvd. Grapevine, TX 76051
Rackspace Herndon Data Center 524 Van Buren Street Herndon, VA 22070
Rackspace Herndon Data Center 2 44480 Hastings Drive Ashburn, VA 20147

Rackspace San Antonio Datacenter
5130 Service Center Drive
San Antonio, TX 78218

Second Slicehost DC
Switch and Data
210 North Tucker Blvd., Suite 400
St. Louis, MO 63101